Exhibit 99.1

Press Release

Miller Corporate Center

For Immediate Release

AVERY DENNISON ANNOUNCES

EARLY TERMINATION OF WAITING PERIOD

FOR SALE OF TWO BUSINESSES TO CCL INDUSTRIES

PASADENA, Calif., March 28, 2013 — Avery Dennison Corporation (NYSE:AVY) announced today that the U.S. Federal Trade Commission has granted early termination of the Hart-Scott-Rodino waiting period for the company’s proposed sale of its Office and Consumer Products (OCP) and Designed and Engineered Solutions (DES) businesses to CCL Industries Inc. (TSX:CCL.A)(TSX:CCL.B).

The companies will continue to work toward closing and expect to complete the sale in mid-2013.

About Avery Dennison

Avery Dennison (NYSE:AVY) is a global leader in labeling and packaging materials and solutions. The company’s applications and technologies are an integral part of products used in every major market and industry. With operations in more than 50 countries and 30,000 employees worldwide, Avery Dennison serves customers with insights and innovations that help make brands more inspiring and the world more intelligent. Headquartered in Pasadena, California, the company reported sales from continuing operations of $6 billion in 2012. Learn more at www.averydennison.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or anticipated results depending on a variety of factors, including but not limited to risks and uncertainties relating to the following: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction; (2) the outcome of any legal proceedings that may be instituted against the Company and others regarding the transaction; (3) the inability to complete a transaction due to the failure to satisfy conditions to the transaction; and (4) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of announcing the transaction.

For a discussion of the risk factors that could affect the Company’s financial performance, see Part I, Item 1A. “Risk Factors” and Part II, Item 7.”Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s most recent Form 10-K, filed on February 27, 2013.

The forward-looking statements included in this press release are made only as of the date of this press release, and the Company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Avery Dennison Contacts:

Media Relations:

David Frail (626) 304-2014 (o) and (626) 298-5902 (m)

david.frail@averydennison.com

Investor Relations:

Eric M. Leeds (626) 304-2029

investorcom@averydennison.com